February 3, 2020

Mr. James Boyce
8555 One West Drive
Apt. 111
Indianapolis, IN 46260

Dear Jim:

I am pleased to offer you a position as President, Defenders, with all of the duties, authorities and responsibilities commensurate with this role, for Defenders, Inc. ("Defenders"), a subsidiary of ADT Inc. (with its affiliates and successors, the "Company", or "ADT"), reporting directly to me as President and Chief Executive Officer. It is our intention to further refine and define the position and title over the next 60 days. This position will be based in Indianapolis, IN.

Your compensation and benefits are described below. The Company may not, without your consent, materially diminish your base salary or target annual bonus other than a general reduction in base salary or annual bonus that affects similarly situated executives in similar proportions. In addition, the Company will continue to recognize your past service time with Defenders relative to ADT's compensation and benefits programs, including any applicable retirement provisions.

**Base Salary**

You will receive a weekly salary of $12,596.16 ($655,000 annualized) effective on January 6, 2020. This salary level will be reviewed on an annual basis beginning in 2021 and may be adjusted based on your performance and that of the Company.

**Annual Incentive Plan**

You will be eligible to participate in the Company's annual incentive plan. Under this plan, your target bonus will equal $655,000. Determination of actual award levels relative to target bonus will be based on the Company's financial performance as well as your individual contributions, and awards will be paid in accordance with the terms of the Plan. However, the FY20 incentive award will not be prorated for the first year of eligibility under the Plan.

**Sign-on Equity Grant**

You will not be eligible to participate in the annual ADT Long-Term Incentive Plan. However, subject to and conditioned upon your execution of (i) this letter and (ii) the separately provided letter agreement (the "Participation Agreement Amendment") which amends your Participation Agreement, issued under the Defenders, Inc. Executive Change in Control Severance Plan, you will receive a one-time sign-on equity award yielding a hypothetical value of $2,200,000, assuming an ADT stock price of $11.00 per share, as approved by the Compensation Committee (the "Compensation Committee") of the Board of Directors of ADT. The grant date is expected to be February 3, 2020. The award value will be allocated between restricted stock units and stock options, and will generally vest in equal increments over a 3-year period. Stock options are granted with an exercise price equal to the closing price on the date of grant. You will receive more information about your awards detailing the terms and conditions after they have been granted and approved by the Compensation Committee. The Company's intent is to award half of

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the hypothetical value in the form of restricted stock units and half in the form of stock options, but in the Company's sole direction it may provide a greater percentage of the hypothetical value in the form of restricted stock units if the number of shares of ADT common stock underlying the stock options would otherwise exceed 3x the number of shares underlying the restricted stock units.

**Benefits**

You will remain on Defender's benefits through December 31, 2020. You will then become eligible for all the employee benefits that the Company customarily makes available to employees in positions comparable to yours. Specifically, you will be eligible to participate in the following:

- ADT Retirement Savings and Investment Plan ("RSIP," or "401(k) Plan")
- ADT Supplemental Savings and Retirement Plan ("SSRP")
- ADT Severance Plan for U.S. Officers and Executives; provided, however, that to the extent your employment is terminated on or prior to January 6, 2022, you shall receive severance benefits (if any) only pursuant to the terms of the Defenders, Inc. Executive Change in Control Severance Plan and your Participation Agreement issued thereunder, each as modified by the Participation Agreement Amendment, and not under any other severance plan of Defenders, ADT or any of their subsidiaries or affiliates.
- Executive Physical Program
- Paid Time Off (PTO) and Holidays

**Perquisites**

You shall be eligible for all employee perquisites that the Company customarily makes available to employees in positions comparable to yours and such perquisites shall supersede any other perquisites that you may have been receiving or entitled to receive under Defenders' policies and programs.

**Non-Competition and Non-Solicitation**

In accepting this employment offer, and in consideration of this employment offer and/or ADT's continued obligation and promise to provide you with confidential and propriety information pertaining to its business operations and customers, and your promise and obligation not to use or disclose that information except in the course of performing your job duties, you agree that, except as prohibited by law, during your employment with ADT and its parents, subsidiaries or affiliates, and for the two (2) year period following your termination of employment for any reason, you will not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, or be employed by, any person or entity engaged in any business that is (i) located in or provides services or products to a region with respect to which you had substantial responsibilities while employed by ADT or its parents, subsidiaries or affiliates, and (ii) competitive with (A) the line of business or businesses of ADT or its parents, subsidiaries or affiliates that you were employed with during your employment (including any prospective business to be developed or acquired that was proposed at the date of termination), or (B) any other business of ADT or its parents, subsidiaries or affiliates with respect to which you had substantial exposure during such employment.

Further, in accepting this employment offer, and in consideration of this employment offer and/or ADT's continued obligation and promise to provide you with confidential and propriety information pertaining to its business operations and customers, and your promise and obligation not to use or disclose that information except in the course of performing your job duties, you agree that, except as prohibited by law, during your employment with ADT and its parents, subsidiaries or affiliates, and for the two (2) year period thereafter, you will not, directly or indirectly, on your own behalf or on behalf of another (i) solicit, recruit, aid or induce any Employees of ADT or its parents, subsidiaries or affiliates to leave their employment with ADT or its parents, subsidiaries or affiliates in order to accept employment with or render services to another person or entity unaffiliated with ADT or its parents, subsidiaries or affiliates, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such Employee, or (ii) solicit, aid, or induce any Customer of ADT or its parents, subsidiaries or affiliates to purchase goods or services then sold by ADT or its parents, subsidiaries or affiliates from another person or entity, or assist or aid any other persons or entity in identifying or soliciting any such Customer, or (iii) otherwise interfere with the relationship of ADT or its parents, subsidiaries or affiliates with any of their Employees, Customers, vendors, agents, or representatives. "Employee(s)" means any person who was employed by ADT or

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its parents, subsidiaries, or affiliates during the twenty-four (24) month period prior to your last day of employment with ADT or its parents, subsidiaries, or affiliates (for any reason) whom you had direct contact for business purposes or whom you knew about because of your access to ADT's confidential information or trade secrets. "Customer(s)" means any person or business that you, directly or indirectly (*e.g.*, through employees whom you supervised), called upon, solicited, worked with, or became acquainted with during the course of your employment with ADT or its parents, subsidiaries, or affiliates (whether or not you had a relationship with such Customer prior to your employment with ADT).

Irreparable injury will result to ADT and to its business, in the event of a breach by you of any of your covenants and commitments you have accepted as a condition of this employment offer, including the covenants of non-competition and non-solicitation. Therefore, in the event of a breach of such covenants and commitments, ADT reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages.

**Governing Law**

The validity, interpretation, construction and performance of the provisions of this offer letter shall be governed by the laws of the state of Florida without reference to principles of conflicts of laws that would direct the application of the law of any other jurisdiction. In the event of any dispute between the parties, it is agreed that the United States courts shall be the exclusive forum for the resolution of the same.

**Severability; Successors**

The invalidity or unenforceability of any provision of this offer letter will not affect the validity or enforceability of the other provisions of this offer letter, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed, and to the extent necessary will be deemed to be amended, so as to be enforceable to the maximum extent compatible with applicable law. Any non-solicitation and/or non-competition provision contained in this offer letter is expressly intended to benefit the Company (which includes all parents, subsidiaries and/or affiliated entities as third-party beneficiaries) and its successors and assigns; and the parties expressly authorize the Company (including all third-party beneficiaries) and its successors and assigns to enforce these provisions.

**Employment Relationship; Modification of Terms of Offer**

Please be advised that neither this letter nor any statement made by ADT or its parents, subsidiaries or affiliates is intended to be a contract of employment for a definite period of time. That means that the employment relationship established by this letter is "at will" and either you or ADT may terminate the employment relationship at any time and for any reason, with or without cause or notice. The Company may from time to time and in its own discretion, change the terms and conditions of your employment with or without notice.

You agree that this letter contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements (including any offer letters or employment agreement), representations and warranties, both written and oral, with respect to such subject matter, other than with respect to (i) the Defenders, Inc. Executive Change in Control Plan and your participation agreement issued thereunder, each as modified by the Participation Agreement Amendment, and (ii) any and all confidentiality, non-competition, and non-solicitation provisions previously executed with Defenders or any of its subsidiaries or affiliates.

**Conditions of Employment**

Your ongoing employment is conditioned upon: 1) compliance with your promises of non-competition and non-solicitation; 2) execution of and on-going compliance with the Company's Confidentiality and New Inventions Agreement; and 3) your acknowledgement of and compliance with the ADT Code of Conduct, which will be provided for your review during your first week of employment.

To indicate your acceptance of this offer, and the employment obligations contained herein, please return a signed copy of this letter to me.

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Jim, I am excited about your joining the ADT team. Should you have any questions about any of the items indicated above, please call me.

Sincerely,

James DeVries
President and Chief Executive Officer

I understand that neither this letter nor any statement made by the Company is intended to be a contract of employment for a definite period of time, and either the Company or I may terminate my employment relationship at any time and for any reason, with or without cause or notice. I hereby accept this offer of employment with the Company.

ACCEPTED:

James Boyce

2-3-20
Date

2/3/20